Exhibit 99.2

Akorn Enters Into an Agreement to Acquire Advanced Vision Research

-Expands Presence in the $1.2 billion Over-the-Counter Eye Care Market-

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 3, 2011--Akorn, Inc. (NASDAQ:AKRX), a niche generic pharmaceutical company, announced today that it has entered into an agreement to acquire Woburn, MA, based Advanced Vision Research, Inc. (“AVR”), a premier over-the-counter (“OTC”) ophthalmic company that develops and markets eye care products under the TheraTears® and MacuTrition® brand names, for $26 million in cash on hand. These products are used for dry eyes, eyelid hygiene, contact lens comfort and eye nutrition. AVR was founded in 1995 by the late Jeffery P. Gilbard, M.D. with its lead products developed in the clinics and laboratories of Harvard University’s Schepens Eye Research Institute. In 2010, AVR generated sales of $20 million, which consisted of domestic sales through major retail chains and sales in 20 countries across 5 continents.

Akorn also announced plans to launch a new Consumer Health Division to enter the $1.2 billion OTC eye care market, pending the acquisition of AVR. The company plans to further expand by licensing new products and developing private labeled eye care products for major retailers. The company named Bruce Kutinsky, Pharm. D., as its President of the newly formed Consumer Health Division. Mr. Kutinsky joined Akorn as its Senior Vice President of Corporate Strategy in 2010. Prior to joining Akorn, Mr. Kutinsky served as the Vice President of Strategic Solutions at Walgreens. Mr. Kutinsky held various senior management positions at Option Care, Inc., which was acquired by Walgreens in 2007. Mr. Kutinsky started his career as a retail pharmacist and has a doctor of pharmacy degree from the University of Michigan, Ann Arbor, MI.

Raj Rai, Chief Executive Officer commented, “AVR is a great strategic platform to expand into the OTC eye care market. We have had a positive relationship with AVR for several years as a primary contract manufacturer. With the acquisition, we can add value in future growth as we have an existing sales infrastructure that markets products to ophthalmologists, optometrists, and retailers nationwide complementing AVR’s sales initiatives.”

The Company expects the AVR acquisition to be neutral to its 2011 earnings per share after the impact of transaction related expenses and the impact of purchase price allocation of $.01 to $.02 in earnings per share. In 2012, AVR is expected to be accretive by $.03 to $.04 earnings per share.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statement

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of certain charges and expenses, statements regarding Akorn's goals, regulatory approvals and strategy, and other statements relating to the acquisition of AVR by Akorn. Such forward looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT:

Akorn, Inc.
Tim Dick, 847-279-6150
Chief Financial Officer